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                                                           EXHIBIT 10(A)

                                   June 24, 1994




Mr. Ralph J. Olson
President and Chief Operating Officer
Gibson Card Division
Gibson Greetings, Inc.
2100 Section Road
Cincinnati, OH   45237

Dear Ralph:

Gibson Greetings, Inc. and I are very pleased that you have agreed to continue to serve as President and Chief Operating Officer of the Gibson Card Division and as a Vice President of Gibson Greetings, Inc. ("the Company"). As President and Chief Operating Officer of the Gibson Card Division, you will continue to report directly to the Company's Chief Executive Officer. It is understood that, during the term of this agreement, you may receive additional assignments or be reassigned to such other senior executive positions in which you are willing to serve the Company. The following terms and conditions will govern your service to the Company.

1. You will serve the Company on a full-time basis as a senior executive employee, and the Company will employ you as such, at an annual salary of $288,000, which amount will be adjusted from time to time by the Company throughout the term of this Agreement in accordance with the Company's salary administration program. The term of this Agreement shall extend indefinitely until it is terminated by the Company upon giving you one (1) year advance written notice or until it is terminated pursuant to Paragraph 11 or 12. This Agreement and your employment shall at all times remain subject to earlier termination for cause as defined in Paragraph 4 hereof.

2. As a participant in the Company's Executive Bonus Plan, you will be eligible for a bonus for the remaining term of this Agreement.

3. On June 25, 1991, you were granted 10,000 restricted shares of the Company's common stock. The restrictions lapsed as to two thousand such shares on each of April 5, 1993 and April 5, 1994 and shall lapse as to an additional two

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Mr. Ralph Olson
June 24, 1994
Page 2




     thousand such shares on April 5 of each of the following three years. Lapsing of restrictions on each such date shall be conditioned upon your continued employment by the Company. If any person becomes the beneficial owner of fifty percent (50%) or more of the voting power of the Company's securities, or if any person becomes owner of all or substantially all of the Company's assets, or if the Company participates in a merger or reorganization in which it is not the surviving corporation, the lapsing of restrictions on all such shares shall be immediate.

4. In the event your employment is terminated by the Company either during the term of this Agreement, or within eighteen months subsequent to the termination of the Agreement, for reasons other than cause or disability, and other than as provided under Paragraph 5 hereof, you will be paid within thirty days of such termination a lump sum severance payment equal to one and one-half times the total of the salary and the most recent annual Executive Bonus Plan payment paid to you during the twelve months immediately prior to your termination. Executive outplacement services, including reimbursement for miscellaneous and telephone expenses for up to six months, will be provided at no cost to you if you are terminated by the Company for other than cause or disability. As used in this Agreement, "cause" shall mean dishonesty, gross negligence or willful misconduct in the performance of your duties or a willful and material breach of this Agreement. The severance payment noted above will be grossed up for excise taxes, if applicable.

5.   In the  event any  person becomes  the  beneficial owner  of fifty percent (50%) or more of the voting power of the Company's securities, and you are not retained by that person in substantially the same capacity and salary as contemplated herein for at least eighteen months from the date of said change in beneficial ownership, then upon your termination under this Paragraph, you will be paid, in a lump sum within thirty days of your termination, an amount equal to three times the total of the salary and the most recent annual Executive Bonus Plan payment paid to you during the twelve months immediately prior to your termination. This termination payment is in lieu of any payments to which you may otherwise be entitled under Paragraph 4 hereof and will be grossed up for excise taxes, if applicable.

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Mr. Ralph Olson
June 24, 1994
Page 3




6. You will be covered by the Company's programs for executives which include: executive physical examinations, life insurance, tax preparation and financial planning assistance.
7. You will be a participant in the Company's Supplemental Executive Retirement Plan (SERP).

8. You will be covered by the Company's group insurance plan, which presently includes medical, dental and life insurance.
     The amount of your life insurance shall be $600,000.

9. Every three years, you will be provided a new automobile of the Cadillac or Lincoln class, which automobile will be owned or leased by the Company. The Company will provide adequate insurance for the automobile and occupants and will pay all required maintenance and operating expenses. You will have the right to purchase such automobile at its depreciated net book value upon expiration of this Agreement or any renewal hereof.

10. You will be eligible for four weeks of paid vacation during each year this Agreement remains in effect.

11. In the event you are unable to perform your duties hereunder due to illness or other incapacity, which incapacity continues for more than six consecutive or nonconsecutive months in any twelve-month period, the Company shall have the right, on not less than 30 days' written notice to you, to terminate this Agreement. In the event of your death during your employment hereunder, your salary shall cease as of the last day of the sixth full calendar month following the month in which your death occurs. Except for such salary continuation rights and except for certain stock option rights, this Agreement shall terminate as of the date of death and you shall be entitled to no additional compensation under the other provisions of this Agreement.

12. In the event you voluntarily terminate your employment during the term of this Agreement, or if the Company terminates this Agreement and your employment for cause, your right to all compensation hereunder shall cease as of the date of termination. Termination of employment shall terminate this Agreement with the exception of the provisions of Paragraphs 13, 14 and 17.

13. Also in the event you voluntarily terminate your employment hereunder or retire, or if the Company terminates this

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Mr. Ralph Olson
June 24, 1994
Page 4




     Agreement and your employment for cause, you agree that for a period of one and one-half years after such termination, you will not compete, directly or indirectly, with the Company or with any division, subsidiary or affiliate of the Company or participate as a director, officer, employee, consultant, advisor, partner or joint venturer in any business engaged in the manufacture or sale of greeting cards, gift wrap or other products produced or sold by the Company, or by any division, subsidiary or affiliate of the Company, without the Company's prior written consent.

14. In connection with this Agreement, you agree to receive confidential information of the Company in confidence, and not to disclose to others, assist others in the application of, or use for your own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of others by legal and equitable means. You further agree that, upon termination of employment with the Company, all documents, records, notebooks, and similar writings, including copies thereof, then in your possession, whether prepared by you or by others, will be left with or returned promptly to the Company. For purposes of this Paragraph 14, "confidential information" means information concerning Company's finances, plans, sales, products, processes and services, or those of Company's subsidiaries, divisions or affiliates, which is disclosed to you or known by you as a consequence of or through your employment with the Company, and which is not generally known in the industry in which the Company or its subsidiaries, divisions or affiliates are or may become engaged.

15. Nothing herein is intended to be granted to you in lieu of any rights or privileges to which you may be entitled as an executive employee of the Company under any retirement, insurance, hospitalization, or other plan which may now or hereafter be in effect.

16. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and may not be modified or amended except by a writing signed by the party to be charged.

17. This Agreement shall inure to the benefit of and be binding upon you and your legal representatives as well as the Company, its successors and assigns including, without limitation, any person, partnership, corporation or other

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Mr. Ralph Olson
June 24, 1994
Page 5




     entity which may acquire all, or substantially all, of the Company's assets and business.

To indicate your acceptance of and willingness to be bound by this Agreement, please sign and return one duplicate original of this letter.

                                   Sincerely,

                                   GIBSON GREETINGS, INC.

                                   /s/Benjamin J. Sottile

                                   Benjamin J. Sottile
                                   Chairman of the Board,
                                   President and
                                   Chief Executive Officer

BJS/HLC/dk


ACCEPTED AND AGREED TO:


/s/Ralph J. Olson
Ralph J. Olson

Date:June 24, 1994